EXHIBIT 10.17

STOCK PURCHASE AGREEMENT

AMONG

SSGI, INC.,

B & M CONSTRUCTION CO., INC.

AND

BOBBY L. MOORE, JR.

Dated as of May 13, 2010

Table of Contents

ARTICLE 1		1

AGREEMENT OF PURCHASE AND SALE		1
1.1	Purchase and Sale of Purchased Shares	1
1.2	Closing	1
1.3	Purchase Price and Form of Payment	2
1.4	Post-Closing Purchase Price Adjustment	2
REPRESENTATIONS AND WARRANTIES OF BUYER		3
2.1	Due Organization	3
2.2	Authorization and Effect of Agreement	3
2.3	No Restrictions Against Purchase of the Purchased Shares	3
2.4	Investment Representation	3

ARTICLE 3		4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER		4
3.1	Capitalization; Other Rights to Acquire Capital Stock	4
3.2	Due Organization	4
3.3	Subsidiaries	4
3.4	Authorization and Effect of Agreement	5
3.5	No Restrictions Against Sale of the Purchased Shares	5
3.6	Financial Statements	5
3.7	Conduct of Business; Certain Actions	6
3.8	Condition of Assets	8
3.9	Real Property	8
3.10	Environmental Matters	8
3.11	Licenses and Permits	11
3.12	Intellectual Rights	12
3.13	Compliance with Laws	12
3.14	Insurance	12
3.15	ERISA Compliance	13
3.16	Contracts and Agreements	14
3.17	Claims and Proceedings	15
3.18	Taxes	16
3.19	Personnel	16
3.20	Business Relations	17
3.21	Accounts Receivable	17
3.22	Bank Accounts	17
3.23	Agents	17
3.24	Indebtedness To and From Officers, Directors, Shareholders and Employees	18
3.25	Certain Consents	18
3.26	Brokers	18
3.27	Interest in Competitors, Vendors and Customers	18

i

3.28	Inventory	18
3.29	Product and Service Warranties	18
3.30	Customers and Vendors	19
3.31	Information Furnished	19

ARTICLE 4		19

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER		19
4.1	Ownership of Purchased Shares; No Liens	19
4.2	Tax Status of Seller	19
4.3	Representations Regarding the Acquisition of the SSGI Shares	20

ARTICLE 5		22

COVENANTS		22
5.1	Inspection	22
5.2	Compliance by the Company and Seller	22
5.3	Satisfaction of All Conditions Precedent to the Obligations of Buyer	22
5.4	No Solicitation	22
5.5	Notice of Developments	22
5.6	Notice by Seller and the Company of Breach	23
5.7	Notice by Seller and the Company of Litigation	23
5.8	Continuation of Insurance Coverage	23
5.9	Maintenance of Credit Terms	23
5.10	Updating Schedules	23
5.11	Financial Statements	24
5.12	Interim Operations of the Company and the Subsidiaries	24
5.13	Resignations of Directors	26
5.14	Licenses	26
5.15	Audit Rights	26
5.16.	The Company’s Line of Credit	26
CONDITIONS TO CLOSING		26
6.1	Conditions to Obligations of Buyer	26
6.2	Conditions to Obligations of Seller and the Company	28

ARTICLE 7		29

TERMINATION		29
7.1	Termination	29
7.2	Effect of Termination	30
7.3	Waiver	30

ARTICLE 8		30

SURVIVAL AND INDEMNIFICATION		30
8.1	Survival of Representations, Warranties and Covenants	30
8.2	General Indemnification	31

ARTICLE 9		34

MISCELLANEOUS		34
9.1	Collateral Agreements, Amendments and Waivers	34
9.2	Successors and Assigns	34
9.3	Expenses	34
9.4	Invalid Provisions	34
9.5	Information and Confidentiality	34
9.6	Waiver	35
9.7	Notices	35
9.8	Specific Performance	36
9.9	Waiver of Certain Rights	36
9.10	Further Assurances	36
9.11	No Third-Party Beneficiaries	37
9.12	Governing Law; Exclusive Jurisdiction and Venue	37
9.13	Remedies Not Exclusive	37
9.14	Execution in Counterparts	37
9.15	Titles and Headings	37
9.16	Certain Interpretive Matters and Definitions	37
9.17	No Recourse	38

SCHEDULES

1.4	Closing WIP Schedule
3.2	Foreign Qualification of the Company
3.3	Subsidiaries and Foreign Qualification Thereof
3.5	Consents and Approvals
3.7	Conduct of Business
3.8	Damaged or Obsolete Assets
3.9	Real Property
3.10	Environmental Matters
3.11	Licenses and Permits
3.12	Intellectual Rights
3.14	Insurance
3.15	ERISA
3.16	Contracts and Agreements
3.17(a)	Claims and Proceedings
3.17(b)	Exceptions to Claims and Proceedings
3.18	Taxes
3.19	Personnel
3.20	Business Relations
3.21	Accounts Receivable
3.22	Bank Accounts
3.23	Agents
3.24	Indebtedness to and from Officers, Directors, Shareholders and Employees
3.25	Required Consents
3.26	Brokers
3.27	Interest in Competitors, Vendors and Customers
3.28	Inventory
3.30	Customers and Vendors
4.1	Restrictions and Liens on Purchased Shares

EXHIBITS

A – Promissory Note

B – Pledge Agreement

C – Opinion of Fee & Jeffries, P.A.

D – Consulting Agreement

E – Non-Competition and Non-Solicitation Agreement

F – Registration Rights Agreement

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 13, 2010, by and among SSGI, Inc., a Florida corporation (“Buyer”), B & M Construction Co., Inc., a Florida corporation (the “Company”), and Bobby L. Moore, Jr., an individual resident of the State of Florida (“Seller”).

RECITALS:

WHEREAS, Seller is the record and beneficial owner of 362.5 shares (the “Purchased Shares”) of common stock, par value $1.00 per share, of the Company, representing approximately 73.15% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Purchased Shares; and

WHEREAS, the Company, Seller and Buyer desire to make certain representations, warranties and agreements in connection with the sale and acquisition of the Purchased Shares and to set forth various conditions precedent thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT OF PURCHASE AND SALE

1.1           Purchase and Sale of Purchased Shares.  On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in and to the Purchased Shares free and clear of any liens, restrictions, security interests, claims, rights of another or other encumbrances (collectively, “Liens”), for an aggregate purchase price set forth in and payable in accordance with the terms of Section 1.3 hereof, as adjusted in accordance with the terms of Section 1.4 hereof.

1.2           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, 8120 Belvedere Road, Suite 4, West Palm Beach, Florida  33411, at 9:00 a.m., local time, on May 13, 2010, or at such other time and place and on such other earlier date as Buyer and Seller may agree upon in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

1.3           Purchase Price and Form of Payment.

(a)           The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be, subject to reduction or increase as provided in Section 1.4 hereof, (i) $1,000,000 in cash (the “Cash Consideration”), payable in accordance with Section 1.3(b) below, plus (ii) $1,173,473 represented by a Promissory Note (herein so called) in the form attached hereto as Exhibit A, plus (iii) 4,124,622 shares of common stock, par value $0.001 per share, of Buyer (the “Buyer Common Stock”).  The shares of Buyer Common Stock described in subsection (iii) above are hereinafter referred to as the “SSGI Shares”.

(b)           The Cash Consideration shall be payable as follows:  (i) $300,000 at Closing; (ii) $250,000 within 30 days of the Closing Date; (iii) $250,000 within 60 days of the Closing Date; and (iv) $200,000 within 90 days of the Closing Date.

(c)           At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the stock certificate or certificates evidencing the Purchased Shares, and Buyer shall deliver or cause to be delivered (i) to Seller, by wire transfer of immediately available funds, $300,000 of the Cash Consideration, (ii) to Seller the Promissory Note, and (iii) to Seller a certificate evidencing the SSGI Shares registered in the name of Seller.

1.4           Post-Closing Purchase Price Adjustment.  At Closing, Seller shall deliver to Buyer a schedule listing the Company’s work in process as of the Closing (the “Closing WIP Schedule”).  Seller shall certify the truth and accuracy of the Closing WIP Schedule.  The Closing WIP Schedule shall be attached to this Agreement as Schedule 1.4.  In the event and to the extent that the Company’s work in process as reflected in the Closing WIP Schedule does not generate at least $1,040,523 in Gross Profit (as defined below) within eight (8) months of the Closing Date, then the principal amount of and accrued interest under the Promissory Note shall be reduced by the amount of such deficiency, together with interest thereon at a rate of four percent (4%) per annum, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of determination.  In the event and to the extent that the Company’s work in process as reflected in the Closing WIP Schedule generates more than $1,300,653 in Gross Profit within eight (8) months of the Closing Date, then the principal amount of and accrued interest under the Promissory Note shall be increased by the amount of such excess, together with interest thereon at a rate of four percent (4%) per annum, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of determination.  For purposes of this Section 1.4, “Gross Profit” shall mean net sales (i.e., gross sales less returns, discounts and allowances) minus cost of goods sold.  In any event, Gross Profit shall be calculated in the same manner as the Company’s gross profit has historically been calculated, using the same accounting principles and procedures as the Company has historically used in calculating gross profit.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as follows (with the understanding that Seller and the Company are relying materially on such representations and warranties in entering into and performing this Agreement):

2.1           Due Organization.  Buyer is a corporation, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

2.2           Authorization and Effect of Agreement.  Buyer has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it.  The execution and delivery by Buyer of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by the Company and Seller, constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3           No Restrictions Against Purchase of the Purchased Shares.  The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of the transactions contemplated hereby to be performed by it will not (a) conflict with the articles of incorporation or by-laws of Buyer, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Buyer is a party or by which it is bound, or (c) constitute a violation of any law or regulation applicable to Buyer.  Except for any filings under any applicable state and federal securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign court, government, governmental agency, authority, entity or instrumentality (each a “Governmental Entity”) is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance by it of the transactions contemplated hereby to be performed by it.

2.4           Investment Representation.  Buyer is acquiring the Purchased Shares for its own account, for investment and not with a view to, or for resale in connection with, any distribution thereof.  Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Company and Seller jointly and severally represent and warrant to Buyer as follows (with the understanding that Buyer is relying materially on each such representation and warranty in entering into and performing this Agreement):

3.1           Capitalization; Other Rights to Acquire Capital Stock.  The authorized capital stock of the Company consists of 5,000 shares of common stock, par value $1.00 per share (the “Common Shares”). There are currently issued and outstanding 495.5 Common Shares.  All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable.  There are no authorized or outstanding warrants, options or rights of any kind to acquire from the Company or Seller any equity or debt securities of the Company or securities convertible into or exchangeable for equity or debt securities of the Company.

3.2           Due Organization.  The Company is a corporation, validly existing and in good standing under the laws of the State of Florida and has full power and authority to carry on its business as now conducted.  Complete and accurate copies of the articles of incorporation, by-laws (together with any and all amendments to both) and the corporate records of the Company have been delivered to Buyer and have been certified by the Secretary of the Company. The Company is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 3.2 attached hereto, which jurisdictions represent every jurisdiction where such qualification is required except where failure to be so qualified would not have a Material Adverse Effect.

3.3           Subsidiaries.  All of the subsidiaries, direct and indirect, of the Company are listed on Schedule 3.3 attached hereto (the “Subsidiaries”).  Except as set forth on Schedule 3.3 attached hereto, the Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any individual, business, corporation, partnership, limited liability company, association, joint venture, trust or other entity (a “Person”).  Except as set forth on Schedule 3.3 attached hereto, the Company is the true and lawful owner, of record and beneficially, of all of the outstanding capital stock or equivalent equity interests of each Subsidiary, free and clear of any Liens.  Each Subsidiary is a corporation or limited liability company, validly existing and in good standing under the laws of the State of its incorporation or organization and has full power and authority to carry on its business as now conducted.  Complete and correct copies of the articles or certificate of incorporation and by-laws of each of the Subsidiaries, operating agreement or organizational documents equivalent thereto, and all amendments thereto have been delivered to Buyer and have been certified by the Secretary of each Subsidiary.  Each Subsidiary is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 3.3 attached hereto, which jurisdictions represent every jurisdiction where such qualification is required except where failure to be so qualified would not have a Material Adverse Effect.  There are no authorized or outstanding warrants, options or rights of any kind to acquire from the Company or any Subsidiary any equity or debt securities of any Subsidiary or securities convertible into or exchangeable for equity or debt securities of any Subsidiary.

3.4           Authorization and Effect of Agreement.  The Company has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it.  The execution and delivery by the Company of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of the Company.  Seller has full legal capacity to execute and deliver this Agreement and to perform Seller’s obligations hereunder.  This Agreement has been duly executed and delivered by the Company and Seller and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of the Company and Seller enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5           No Restrictions Against Sale of the Purchased Shares.  The execution and delivery of this Agreement by the Company and Seller does not, and the performance by the Company and Seller of the transactions contemplated hereby to be performed by it will not (a) conflict with the articles of incorporation or by-laws of the Company or any of the Subsidiaries, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Seller or the Company or any of the Subsidiaries is a party or by which Seller, the Company, any of the Subsidiaries or their respective properties are bound, or (c) constitute a violation of any federal, state, county or local law, rule or regulation applicable to the Company, Seller or any of the Subsidiaries or any order, writ or injunction of any Governmental Entity.  Except for any filings under any applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to the Company, Seller or any of the Subsidiaries in connection with the execution and delivery of this Agreement by the Company and Seller or the performance by them of the transactions contemplated hereby to be performed by them, except as listed or described on Schedule 3.5.

3.6           Financial Statements.  The following Financial Statements (herein so called) of the Company and the Subsidiaries have been delivered to Buyer by the Company and Seller:

(a)           Unaudited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows of the Company and the Subsidiaries as of and for the year ended December 31, 2008, as reviewed by The NCT Group CPA’s, L.L.P. (collectively, the “Reviewed Financial Statements”); and

(b)           The unaudited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows of the Company and the Subsidiaries as of and for the three (3) months ended March 31, 2010 (the “Interim Financial Statements”, and together with the Reviewed Financial Statements, the “Financial Statements”).

The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and present fairly the financial position, results of operations and changes in financial position of the Company and the Subsidiaries as of the indicated dates and for the indicated periods (except, in the case of the Interim Financial Statements, for the absence of notes thereto and subject to normal year end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices).  Except to the extent reflected, disclosed or provided for in the balance sheet included in the Interim Financial Statements, neither the Company nor any of the Subsidiaries has any material liabilities or material obligations which otherwise would be reflected in financial statements (including footnotes) prepared in accordance with generally accepted accounting principles (other than liabilities incurred in the ordinary course of business subsequent to March 31, 2010); and neither the Company nor Seller has knowledge of any basis for the assertion of any such liability or obligation.  Since March 31, 2010, there has been no material adverse change in the financial position, assets, liabilities, results of operations or business of the Company or any of the Subsidiaries.

3.7           Conduct of Business; Certain Actions.  Except as set forth on Schedule 3.7 attached hereto, since December 31, 2008, the Company and each Subsidiary has conducted its business and operations in the ordinary course and consistent with past practices and has not:

(a)           paid or declared any dividend or distribution or purchased or retired any indebtedness from any shareholder thereof, or purchased, retired or redeemed any capital stock from any shareholder;

(b)           increased the compensation of any of the directors, officers or key employees of, or consultants to, the Company or any of the Subsidiaries in excess of $1,000 individually or, except for wage and salary increases made in the ordinary course of business and consistent with past practices, increased the compensation of any other employees of the Company or any of the Subsidiaries;

(c)           made any capital expenditures in excess of $1,000 in the aggregate;

(d)           sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $10,000;

(e)           discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent in excess of $1,000 in the aggregate, other than current liabilities incurred and paid in the ordinary course of business;

(f)           made or guaranteed any loans or advances in excess of $1,000 to any party whatsoever;

(g)           suffered or permitted any Lien to arise or be granted or created against or upon any of the assets of the Company or any of the Subsidiaries, real or personal, tangible or intangible, in excess of $1,000 in the aggregate;

(h)           canceled, waived or released any of the Company’s or any Subsidiary’s debts, rights or claims against third parties in excess of $1,000 in the aggregate;

(i)            amended the articles of incorporation or by-laws of the Company or any of the Subsidiaries;

(j)            made or paid any severance or termination payment to any employees or consultants in excess of $1,000 in the aggregate;

(k)           made any change in the method of accounting of the Company or any of the Subsidiaries;

(l)            accelerated the collection of accounts receivable or decelerated the payment of accounts payable of the Company or any of the Subsidiaries;

(m)          made any investment or commitment therefor in any Person in excess of $1,000 in the aggregate;

(n)           made, entered into, amended or terminated any written employment or consulting contract, created, made, amended or terminated any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement, or withdrawn from any “multi-employer plan” (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity;

(o)           amended or experienced a termination of any material contract, agreement, lease, franchise or license listed on Schedule 3.16;

(p)           entered into any other material transactions except in the ordinary course of business;

(q)           agreed to do any acts described in the foregoing clauses (a)-(p) of this Section 3.7;

(r)           suffered any material damage, destruction or loss (whether or not covered by insurance) to any assets of the Company or any of the Subsidiaries;

(s)           experienced any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company or any of the Subsidiaries; or

(t)           experienced or effected any shutdown, slow-down or cessation of any operations conducted by, or constituting part of, the Company or any of the Subsidiaries.

3.8           Condition of Assets.  Except as set forth in Schedule 3.8, all the Company’s and each Subsidiary’s assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and permits relating to their construction, use and operation.  Such assets constitute all assets and rights necessary to operate the Company’s and each Subsidiary’s business as currently conducted and as currently contemplated to be conducted.  No Person other than the Company or any of the Subsidiaries owns any equipment or other tangible assets or properties situated on the premises of the Company or any of the Subsidiaries or necessary to the operation of the business of the Company or any of the Subsidiaries, except for leased items disclosed on Schedule 3.16.

3.9           Real Property.  Schedule 3.9 attached hereto, sets forth all real property owned and leased by the Company or any of the Subsidiaries (the “Real Property”).  Except as set forth on Schedule 3.9, (a) the owned real property of the Company and each Subsidiary is free and clear of all Liens and free of all material encumbrances which materially affect the ownership or use thereof, (b) the Company or such Subsidiary has full and unrestricted title to, or a valid leasehold interest in, the Real Property, or (c) the operation of the Company’s and each Subsidiary’s business as presently conducted on the Real Property does not violate, in any respect, any zoning ordinances, municipal regulations or other rules, regulations or laws of any Governmental Entity, the violation of which could have a Material Adverse Effect.  Neither the Company, any Subsidiary nor Seller has taken any action, or failed to take any action, which such action or inaction has caused or could cause any material diminution in, or adversely affect the interest of the Company or any of the Subsidiaries in any of the Real Property.  No covenants, easements, rights of way or regulations of record impair in any material respect the uses of the Real Property for their intended use and for the purposes for which they are now utilized.

3.10         Environmental Matters.  Except as set forth in Schedule 3.10:

(a)           the operation of the Company’s and each Subsidiary’s business is in compliance with all applicable Environmental Laws;

(b)           (i) The Company and each Subsidiary has obtained and currently maintains all Environmental Permits necessary for its operations and is in compliance with such Environmental Permits, (ii) there are no judicial or administrative actions, proceedings or investigations pending or, to the Company’s knowledge, threatened to revoke such Environmental Permits, and (iii) neither the Company nor any Subsidiary has received any notice from any Governmental Entity or written notice from any Person to the effect that there is lacking any Environmental Permit required for the current use or operation of any of the Real Property;

(c)           there are no judicial or administrative actions, proceedings or investigations pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary alleging the violation of any Environmental Law or Environmental Permit;

(d)           none of the Company, any Subsidiary, any predecessor of the Company or any of the Subsidiaries, or any current or former owner or operator of the Real Property has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of or reporting a Release or threatened Release of Hazardous Material into the environment;

(e)           neither the Company or any of the Subsidiaries nor any of their past or current facilities and operations, or any predecessor of the Company or any of the Subsidiaries, is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement with any Governmental Entity or other Person, or to any federal, state, local or foreign investigation respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim or (iv) the Release or threatened Release of any Hazardous Material;

(f)            all the Real Property and all real property formerly owned, operated or leased by the Company or any of the Subsidiaries or any predecessor of the Company or any of the Subsidiaries, and, to the Company’s knowledge, all property adjacent to the Real Property, is free of contamination by or from any Hazardous Materials;

(g)           none of the operations of the Company or any of the Subsidiaries or any predecessor of the Company or any of the Subsidiaries or of any owner or operator of premises currently leased or operated by the Company or any of the Subsidiaries involves or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent;

(h)           there is not now, nor (to the Company’s knowledge for all periods prior to its or any Subsidiary’s ownership, lease or operation of such Real Property) has there been in the past, on, in or under the Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of the Subsidiaries or any of their predecessors (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls, or (iv) any radioactive substances; and

(i)            neither the Company nor any of the Subsidiaries is subject to Environmental Costs and Liabilities with respect to Hazardous Materials, and no facts or circumstances exist which could give rise to Environmental Costs and Liabilities with respect to compliance with Environmental Laws applicable to Hazardous Materials.

(j)            For purposes of this Section 3.10:

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Entity or any other Person (including any employee or former employee of any contractor or subcontractor of the Company or any of the Subsidiaries) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environmental (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or ground water) at, in, by, from or related to the Real Property or any other property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with the Real Property or any other property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or the operation of their respective businesses; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits relating to environmental matters connected with the Real Property or any other property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or the operation of their respective businesses.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or Environmental Claim or any order or agreement now in effect with any Governmental Entity or other Person.

“Environmental Law” means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. § 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et, seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Permit” means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Entity, including, without limitation, any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

“Remedial Action” means all actions, including, without limitation, any capital expenditures, required or voluntarily taken to (i) clean up remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environmental; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by the Company or any of the Subsidiaries and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

3.11         Licenses and Permits.  Attached hereto as Schedule 3.11 is a list of all federal, state, county and local governmental licenses, certificates and permits held or applied for by Seller, the Company or any of the Subsidiaries.  Except as set forth on Schedule 3.11 attached hereto, Seller, the Company and each Subsidiary has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates and permits and no violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof has occurred. No additional license, certificate or permit is required from any Governmental Entity in connection with the conduct of the business of Seller, the Company or any of the Subsidiaries which, if not obtained, could result in a Materially Adverse Effect.  Except as set forth on Schedule 3.11 attached hereto, no claim has been made or threatened by any Governmental Entity (and, to the knowledge of Seller and the Company, no such claim is anticipated) to the effect that a license, permit or order is necessary in respect of the business conducted by Seller, the Company or any of the Subsidiaries.

3.12         Intellectual Rights.  Attached hereto as Schedule 3.12 is a list of all patents, trademarks, service marks, trade names and copyrights and applications therefor owned by or registered in the name of the Company or any of the Subsidiaries or in which the Company or any of the Subsidiaries has any material right, license or interest.  Except as set forth on Schedule 3.12 attached hereto, neither the Company nor any Subsidiary is a party to any license agreements, either as licensor or licensee, with respect to any patents, trademarks, service marks, trade names or copyrights. The Company and each Subsidiary has good and marketable title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of its business, without the payment of any royalty or similar payment.  To the best knowledge of Seller and the Company, neither the Company nor any Subsidiary is infringing any patent, trademark, service mark, trade name or copyright of others, and the Company is not aware of any infringement by others of any such rights owned by the Company or any of the Subsidiaries.

3.13         Compliance with Laws.  The Company and each Subsidiary has complied in all material respects, and is in compliance in all material respects, with all laws, regulations and orders of any Governmental Entity applicable to its business and has filed with all proper Governmental Entities all statements and reports required by the laws, regulations and orders to which the Company or any of the Subsidiaries or any of its properties or operations are subject. No claim has been made or threatened by any Governmental Entity (and, to the knowledge of the Company, no such claim is anticipated) to the effect that the business conducted by the Company or any of the Subsidiaries fails to comply, in any respect, with any law, rule, regulation or ordinance.  To the knowledge of the Company, there are no pending or proposed statutes, rules or regulations, nor any current or pending developments or circumstances, which would have a Material Adverse Effect.

3.14         Insurance.  Attached hereto as Schedule 3.14 is a list of all policies of fire, liability, business interruption and other forms of insurance and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium.  Except as set forth on Schedule 3.14, no event relating to the Company or any of the Subsidiaries has occurred that will result in a retroactive upward adjustment of premiums under any such policies or that is likely to result in any prospective upward adjustment in such premiums.  The insurance currently held by the Company or any of the Subsidiaries is in such amount and is of such type and scope as is customary for a company in the industry in which the Company or any of the Subsidiaries is engaged.  Except as disclosed on Schedule 3.14 attached hereto, there has been no material change in the type of insurance coverage maintained by the Company or any of the Subsidiaries during the past five years which has resulted in any period during which the Company or any of the Subsidiaries had no insurance coverage.  Except as set forth on Schedule 3.14, since January 1, 2005, neither the Company nor any Subsidiary has made a dividend or distribution, or otherwise transferred to its shareholders or affiliates, any proceeds received by the Company or any of the Subsidiaries as a result of any claim made under any of the Company’s or any Subsidiary’s insurance policies, and any proceeds received by the Company or any of the Subsidiaries as a result of any claims made under any of the Company’s or any Subsidiary’s insurance policies have been applied and used by the Company or such Subsidiary for the purpose for which such claims were made. Excluding insurance policies that have expired and have been replaced, no insurance policy of the Company or any of the Subsidiaries has been canceled within the last three years and no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries within such period.

3.15         ERISA Compliance. Except as set forth in Schedule 3.15 attached hereto, neither the Company nor any Subsidiary maintains or contributes to any “employee pension benefit plans” (“Pension Plans”), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Except as set forth in Schedule 3.15 attached hereto, neither the Company nor any Subsidiary is subject to liability for any obligation of any Pension Plan which the Company or any of the Subsidiaries maintains or formerly maintained or to which the Company or any of the Subsidiaries contributes or formerly was required to contribute. Neither the Company, any Subsidiary nor any of the Pension Plans of the Company or any of the Subsidiaries which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereto, has engaged in, or permitted the assets of any such plan or trust to be involved in, a “prohibited transaction”, as such term is defined in Section 4975 of the Code or Sections 406 and 407 of ERISA, which could subject the Company or any of the Subsidiaries or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or which could have a Material Adverse Effect.  Except as set forth in Schedule 3.15 attached hereto, neither the Company nor any Subsidiary is obligated to provide any benefit under any of the “employee welfare benefit plans”, as such term is defined in Section 3(1) of ERISA, which the Company or any of the Subsidiaries maintains (“Welfare Plans”), or to which the Company or any of the Subsidiaries is obligated to contribute, to any retiree from the Company or any of the Subsidiaries, except to the extent that such benefits may be required by the continuation coverage provisions of Part 6 of Title I of ERISA and Section 4980B of the Code.  Each Welfare Plan subject to such continuation coverage requirements has complied in all material respects with such continuation coverage requirements.  Except as set forth in Schedule 3.15 attached hereto, neither the Company nor any Subsidiary is, nor has been, a contributing employer to any “multiemployer plan” (without regard to whether it was a Pension Plan or a Welfare Plan), as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or to any “multiple employer plan” within the meaning of Section 413(c) of the Code.  Neither the Company nor any Subsidiary has withdrawn from such a plan, and is subject to any withdrawal liability with respect to any such plan. All Welfare Plans, Pension Plans, the Company and the Subsidiaries have timely complied with the requirements of Part I of Title I of ERISA and currently comply and have complied in the past, both as to form and operation, with ERISA, the Code and all other applicable laws, and with all applicable Statements of Financial Accounting Standards, including Statements 87 and 106.

3.16         Contracts and Agreements.  (a) Except as described on Schedule 3.16, neither the Company nor any Subsidiary is a party to any written or oral:

(i)           agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services involving in any one case $1,000 or more;

(ii)          agreement, contract or commitment to sell or supply products or to perform services involving in any one case $1,000 or more;

(iii)         agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $1,000 in value;

(iv)         distribution, dealer, representative or sales agency agreement, contract or commitment;

(v)          lease under which the Company or any of the Subsidiaries is either lessor or lessee;

(vi)         note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

(vii)        agreement, contract or commitment for any charitable or political contribution;

(viii)       commitment or agreement for any capital expenditure or leasehold improvement in excess of $1,000;

(ix)          agreement, contract or commitment limiting or restraining the Company or any of the Subsidiaries or successor thereto from engaging or competing in any manner or in any business, nor, to the Company’s knowledge, is any employee of the Company or any of the Subsidiaries subject to any such agreement, contract or commitment;

(x)           license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company or any of the Subsidiaries; or

(xi)          material agreement, contract or commitment not made in the ordinary course of business.

(b)           Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed or required to be listed on Schedule 3.16, or not required to be listed therein because of the amount thereof, is valid and enforceable in accordance with its terms; the Company and each Subsidiary is, and to the Company’s knowledge all other parties thereto are, in compliance with the provisions thereof; neither the Company nor any Subsidiary is, and to the Company’s knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.  Furthermore, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of the Company, contains any contractual requirement with which there is a reasonable likelihood the Company or any of the Subsidiaries or any other party thereto will be unable to comply.  Except as listed on Schedule 3.16, no written or oral agreement, contract or commitment described or required to be described on Schedule 3.16 requires the consent of any party to its assignment in connection with the transactions contemplated hereby.  Except as set forth on Schedule 3.16, each lease to which the Company is lessee that is listed or required to be listed on Schedule 3.16 may be unilaterally terminated by the Company, without the consent of the other parties thereto, upon no more than 30 days’ prior notice.

(c)           Neither the Company nor Seller is aware of any facts, developments or circumstances which could result in any material adverse change in or to any of the provisions of the agreements or contracts listed or required to be listed on Schedule 3.16.

3.17         Claims and Proceedings.

(a)           Attached hereto as Schedule 3.17(a) is a list and description of all claims, actions, suits, proceedings and investigations pending or threatened against the Company or any of the Subsidiaries or any of its respective properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality.

(b)           Except as set forth on Schedule 3.17(b) attached hereto, none of such pending or threatened claims, actions, suits, proceedings or investigations set forth on Schedule 3.17(a) will result in any liability or loss to the Company or any of the Subsidiaries which (individually or in the aggregate) could result in a Material Adverse Effect, and neither the Company nor any Subsidiary is now subject to any order, judgment, decree, stipulation or consent of any Governmental Entity.  No inquiry, action or proceeding has been asserted, instituted or, to the best knowledge of the Company, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.  To the best knowledge of Seller and the Company, there is no basis for any such valid claim or action or any other claims or actions that would, or could reasonably be expected to (individually or in the aggregate), have a Material Adverse Effect or result in a material liability of the Company or any of the Subsidiaries.

3.18         Taxes.  All federal, foreign, state, county and local income, gross receipts, excise, franchise, license and withholding taxes owed by the Company or any of the Subsidiaries (collectively, “Taxes”) have been paid or are reserved for on the balance sheet contained in the Interim Financial Statements.  All returns, reports and declarations of estimated tax (collectively, “Returns”) which were originally due to be filed by the Company or any of the Subsidiaries on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect the Taxes owed by the Company or any of the Subsidiaries.  All Taxes, assessments, penalties and interest that have become due pursuant to such Returns have been paid or adequately accrued in the Interim Financial Statements.  All ad valorem or property taxes that have been assessed have also been paid or adequately accrued in the Interim Financial Statements.  Sales and use taxes have been paid, and all returns and reports made with respect thereto, in all jurisdictions where the Company or any of the Subsidiaries has offices or maintains operations and in other jurisdictions where taxing authorities have required such payments, returns or reports.  The provisions for Taxes, including ad valorem, property, sales and use taxes (collectively, “Other Taxes”), reflected on the balance sheet contained in the Interim Financial Statements are adequate to cover all of the Company’s and the Subsidiaries’ estimated liabilities for Taxes and Other Taxes for the respective periods then ended and all prior periods.  Except as set forth on Schedule 3.18 attached hereto, neither the Company nor any Subsidiary has executed any presently effective waiver or extension of any statute of limitations against assessment and collection of Taxes or Other Taxes.  There are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies or audits (collectively, “Tax Actions”) with respect to any Taxes or Other Taxes owed or allegedly owed by the Company or any of the Subsidiaries.  To the knowledge of the Company and Seller, there is no basis for any Tax Actions.  There are no tax liens on any of the assets of the Company or any of the Subsidiaries.  Proper and accurate amounts have been withheld and remitted by the Company and the Subsidiaries from and in respect of all Persons from whom they are required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations.  Except as set forth on Schedule 3.18 attached hereto, neither the Company nor any Subsidiary has made an election to be taxed under Subchapter S of the Code.  The Company and each Subsidiary utilizes the accrual method of accounting for federal income tax purposes.

3.19         Personnel.  Attached hereto as Schedule 3.19 is a list of the names and annual rates of compensation of the directors and officers of the Company and each Subsidiary, and of the employees of the Company and each Subsidiary whose annual rates of compensation during the calendar year ending December 31, 2009 (including base salary, bonus, commissions and incentive pay) exceeded $45,000. Schedule 3.19 attached hereto also sets forth the bonus, company automobile, club membership and other like benefits, if any, paid or payable to the directors, officers and employees of the Company and each Subsidiary during the Company’s 2009 fiscal year and, to the date hereof, which such directors, officers and employees are entitled to receive benefits.  Schedule 3.19 attached hereto also contains a list of all employment agreements, deferred compensation agreements, consulting agreements and confidentiality agreements to which the Company or any of the Subsidiaries is a party, and all severance benefits which any director, officer, consultant or employee of the Company or any of the Subsidiaries is or may be entitled to receive.  The employee relations of the Company and the Subsidiaries are good and there is no pending or threatened labor dispute or union organization campaign.  Except as set forth on Schedule 3.19 attached hereto, none of the employees of the Company or any of the Subsidiaries are represented by any labor union or organization.  The Company and each Subsidiary is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Company or any of the Subsidiaries before the National Mediation Board or any strike, labor dispute, work slowdown or work stoppage pending or threatened against or involving the Company or any of the Subsidiaries.

3.20         Business Relations.  The Company does not know, nor does it have any reason to believe, that any customer or vendor of the Company or any of the Subsidiaries will, as a result of the actions contemplated hereby, cease to do business with the Company or any of the Subsidiaries after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company or any of the Subsidiaries.  Except as set forth on Schedule 3.20 attached hereto, neither the Company nor any Subsidiary has received notice from any of its customers or vendors that any such customer or vendor will, for any reason, cease to do business with the Company or any of the Subsidiaries after the date hereof in the same manner as previously conducted with the Company or any of the Subsidiaries.  Neither the Company nor any Subsidiary has received any notice of any disruption (including delayed deliveries or allocations by vendors) in the availability of the materials or products used by the Company or any of the Subsidiaries, nor is the Company aware of any facts that could lead it to believe that the business of the Company or any of the Subsidiaries will be subject to any such material disruption.

3.21         Accounts Receivable.  Except as set forth on Schedule 3.21 attached hereto, all of the accounts, notes and loans receivable that have been recorded on the books of the Company or any of the Subsidiaries are bona fide and represent amounts validly due. All of such accounts, notes and loans receivable are free and clear of any Liens or charges; none of such accounts, notes or loans receivable are subject to any offsets or claims of offset; and no obligor of any such account, note or loan receivable exceeding $1,000 has given notice that it will or may refuse to pay the full amount thereof or any portion thereof.

3.22         Bank Accounts.  Attached hereto as Schedule 3.22 is a list of all banks or other financial institutions with which the Company or any of the Subsidiaries has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

3.23         Agents.  Except as set forth on Schedule 3.23 attached hereto, neither the Company nor any Subsidiary has designated or appointed any Person to act for it or on its behalf pursuant to any power of attorney or any agency that is presently in effect.

3.24         Indebtedness To and From Officers, Directors, Shareholders and Employees.  Except as set forth on Schedule 3.24 attached hereto, neither the Company nor any Subsidiary owes any indebtedness to any of its officers, directors, shareholders or employees (other than accrued salaries or benefits payable in the ordinary course of business) or has indebtedness owed to it from any of its officers, directors, shareholders or employees, excluding indebtedness for reasonable travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of business of the Company or the Subsidiaries and consistent with the Company’s and each Subsidiary’s past practices.

3.25         Certain Consents.  Except as set forth on Schedule 3.25 attached hereto, there are no consents, waivers or approvals required to be executed and/or obtained from third parties in connection with the execution, delivery and performance by the Company or Seller of this Agreement and each other agreement, instrument and document required to be executed by such party in connection herewith, and the actions contemplated hereby or thereby.

3.26         Brokers.  Except as set forth on Schedule 3.26 attached hereto, none of Seller, the Company or any Subsidiary has engaged, or caused any liability to be incurred to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

3.27         Interest in Competitors, Vendors and Customers.  Except as set forth on Schedule 3.27 attached hereto, no officer or director of the Company or any of the Subsidiaries or any affiliate of any such officer or director has any ownership interest in any competitor, vendor or customer of the Company or any of the Subsidiaries or any property used in the operation of the business of the Company or any of the Subsidiaries.

3.28         Inventory.  Except as set forth on Schedule 3.28 attached hereto, the inventories shown on the balance sheet contained in the Interim Financial Statements consist of (and the inventories of the Company and the Subsidiaries on the Closing Date shall consist of) items of a quality and quantity reasonably usable or saleable in the ordinary course of business by the Company or the Subsidiaries.

3.29         Product and Service Warranties.  All products manufactured, sold or distributed by the Company or any of its Subsidiaries and all services rendered by the Company or any of its Subsidiaries have been in conformity in all material respects with all contractual commitments and all express and, to Seller’s knowledge, implied warranties, and neither the Company nor any of its Subsidiaries has any liability (and, to Seller’s knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any such liability) for curing or providing additional services or replacement products or other damages in connection therewith in excess of the warranty reserves set forth in the aggregate on the balance sheet included in the Interim Financial Statements.  No products manufactured, sold or distributed by the Company or any of its Subsidiaries and no services rendered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale (including as a result of any course of conduct between the Company or any of its Subsidiaries and any Person or as a result of any statements in any of the Company’s or any of its Subsidiaries’ product or service or promotional literature).

3.30         Customers and Vendors.  Schedule 3.30 attached hereto contains a true, correct and complete list of (a) the ten (10) largest customers (measured in dollar volume) of the Company and the Subsidiaries during the fiscal years ended December 31, 2008, and December 31, 2009, (b) the ten (10) largest vendors (measured in dollar volume) of the Company and the Subsidiaries during the fiscal years ended December 31, 2008, and December 31, 2009, and (c) with respect to each such customer and vendor, the name and address thereof, dollar volume involved and nature of the relationship (including the principal categories of products or services bought and sold).

3.31         Information Furnished.  Seller and the Company have made available to Buyer and its officers, attorneys, accountants and representatives true and correct copies of all agreements, documents and other items listed on the schedules to this Agreement and all books and records of the Company and the Subsidiaries, and neither this Agreement, the Schedules attached hereto nor any information, agreements or documents delivered to or made available to Buyer or its officers, attorneys, accountants or representatives pursuant to this Agreement or otherwise (including, without limitation, that certain Confidential Offering Memorandum with respect to the Company furnished by Washington Partners, Inc.) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

ARTICLE 4

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

Seller further represents and warrants to Buyer as follows (with the understanding that Buyer is relying materially on each such representation and warranty in entering into and performing this Agreement):

4.1           Ownership of Purchased Shares; No Liens.  Seller owns of record and beneficially the Purchased Shares.  None of the Purchased Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person.  Except as set forth on Schedule 4.1 attached hereto and except for restrictions on transfer imposed by federal and state securities laws, Seller is the true and lawful owner, of record and beneficially, of the Purchased Shares, free and clear of any Liens; none of the Purchased Shares owned by Seller are subject to any outstanding options, warrants, calls or similar rights of any other Person to acquire the same; none of the Purchased Shares owned by Seller is subject to any restrictions on transfer thereof; and Seller has the full power and authority to convey, and will convey to Buyer at Closing, good and marketable title to the Purchased Shares, free and clear of any Liens.

4.2           Tax Status of Seller.  Seller is not a foreign Person, and no Tax is required to be withheld from Seller pursuant to Section 1445 of the Code as a result of any of the transactions contemplated by this Agreement.

4.3          Representations Regarding the Acquisition of the SSGI Shares.

(a)           Purchase Entirely for Own Account. This Agreement is made with Seller in reliance upon Seller’s representation to Buyer, which by Seller’s execution of this Agreement Seller hereby confirms, that the SSGI Shares to be received by Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to the SSGI Shares.

(b)           Sophistication; Accredited Investor Status. Seller is a Person who either alone or with his purchaser representative(s) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in Buyer.  Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(c)           Speculative Investment. Seller understands the speculative nature and risk of an investment in Buyer and confirms that he is able to bear the risk of the investment, and that there may not be any viable public market for the SSGI Shares received hereunder.

(d)           No Coercion or Solicitation. Seller has freely entered into this Agreement and has been subject to neither pressure to make a hasty or uninformed decision to enter into this Agreement nor solicitation to receive the SSGI Shares.

(e)           Transfer Restrictions. Except pursuant to the Registration Rights Agreement (as hereinafter defined), Buyer is not under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the SSGI Shares by Seller, and Seller hereby acknowledges that the SSGI Shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act and that the SSGI Shares may not be sold, transferred, assigned or hypothecated unless there is an effective registration statement under the Securities Act covering the SSGI Shares, the sale is made in accordance with Rule 144 under the Securities Act, or Buyer receives an opinion of counsel of Seller reasonably satisfactory to Buyer, stating that such sale, transfer, assignment or hypothecation is exempt from the registration and prospectus delivery requirements of the Securities Act.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer is a “former shell company”.  As such, sales of the SSGI Shares cannot be made under Rule 144 unless certain conditions are met, including, without limitation, the following:  (i) Buyer has filed all reports and other materials required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable, during the 12 months preceding the sale (other than Form 8-K reports); and (ii) one year has elapsed since Buyer has filed current “Form 10 information” with the Securities and Exchange Commission reflecting its status as an entity that is no longer a shell company.  Buyer filed such Form 10 information with the Securities and Exchange Commission on December 9, 2009.  In addition, Buyer did not timely file with the Securities and Exchange Commission its Form 10-K for the period ended December 31, 2009. Therefore, sales of the SSGI Shares under Rule 144 cannot be made until at least 12 months following the date that Buyer files such Form 10-K with the Securities and Exchange Commission.

(f)           Disclosure of Information.  Seller has received all the information it considers necessary or appropriate for deciding whether to receive the SSGI Shares hereunder. Seller further represents that he has had the opportunity to ask questions of Buyer and receive answers from Buyer, to the extent that Buyer possessed such information or could acquire it without unreasonable effort or expense, necessary to evaluate the merits and risks of any investment in Buyer.  Further, Seller has been given an opportunity to question the appropriate executive officers of Buyer.

(g)           Legends. It is understood that the certificates evidencing the SSGI Shares will bear the legend set forth below (or a similar legend):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed by Buyer from any certificate evidencing the SSGI Shares upon delivery to Buyer of an opinion by counsel, reasonably satisfactory to Buyer, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Buyer issued the SSGI Shares.

ARTICLE 5

COVENANTS

5.1           Inspection.  From and after the date hereof and until the Closing, Seller shall give and cause the Company and each Subsidiary to give to Buyer and its officers, attorneys, accountants and representatives free, full and complete access on reasonable notice during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities and properties of the Company and the Subsidiaries; provide Buyer and its officers, attorneys, accountants and representatives all information and material pertaining to the business and affairs of the Company and the Subsidiaries as Buyer may deem reasonably necessary or appropriate; and use their reasonable efforts to afford Buyer and its officers, attorneys, accountants and representatives the opportunity to meet with the customers, employees and vendors of the Company and the Subsidiaries to discuss the business, condition (financial or otherwise), operations and prospects of the Company and the Subsidiaries.  At the Closing, Seller shall deliver to Buyer the originals of all minute books and stock transfer records of the Company and the Subsidiaries.  Any investigation by Buyer or its officers, attorneys, accountants or representatives shall not in any manner affect the representations and warranties of Seller and the Company contained herein.

5.2           Compliance by the Company and Seller.  From the date hereof to the Closing, neither Seller nor the Company shall take or fail to take any action, which action or failure to take such action would intentionally cause the representations and warranties made by Seller and the Company herein to be untrue or incorrect as of the Closing.

5.3           Satisfaction of All Conditions Precedent to the Obligations of Buyer.  From the date hereof to the Closing, Seller and the Company shall use such party’s best efforts to cause all conditions precedent to the obligations of Buyer hereunder to be satisfied by the Closing.

5.4           No Solicitation.  From the date hereof to the Closing, neither the Company nor Seller shall offer any of the Purchased Shares, the Company or any Subsidiary (or a material part of its assets in one transaction or a series of transactions), or any of the Real Property for sale or lease, or solicit offers to buy or lease the Purchased Shares, the Company or any Subsidiary (or a material part of its assets in one action or in a series of related transactions), or any of the Real Property, or hold discussions with or provide any information to any party (other than Buyer) looking toward such an offer or solicitation or toward a merger, share exchange, consolidation or combination of the Company or any Subsidiary with or into another entity or any similar action. From the date hereof to the Closing, Seller shall not, and shall not allow the Company or any Subsidiary to, enter into any agreement with any party other than Buyer with respect to the sale, lease or other disposition of either the capital stock or the assets (including, without limitation, the Real Property) of the Company or any Subsidiary or with respect to any merger, share exchange, consolidation, combination or similar action involving the Company or any Subsidiary.

5.5           Notice of Developments.  From the date hereof to the Closing, Seller and the Company shall notify Buyer of any changes or developments with respect to the business, operations or prospects of the Company or any of the Subsidiaries which could result in a Material Adverse Effect.

5.6           Notice by Seller and the Company of Breach.  From the date hereof to the Closing, Seller and the Company shall, immediately upon becoming aware thereof, give detailed written notice to Buyer of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Seller or the Company prior to the date of this Agreement, of any of their covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

5.7           Notice by Seller and the Company of Litigation.  From the date hereof to the Closing, immediately upon becoming aware thereof, Seller and the Company shall notify Buyer of (a) any suit, action or proceeding to which the Company or any of the Subsidiaries becomes a party or which is threatened against the Company or any of the Subsidiaries, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the actions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such actions if consummated.

5.8           Continuation of Insurance Coverage.  From the date hereof to the Closing, Seller shall cause the Company and each Subsidiary to keep in full force and effect insurance coverage for the Company and each such Subsidiary and its assets and operations comparable in amount and scope to the coverage now maintained covering the Company or each such Subsidiary and its assets and operations.

5.9           Maintenance of Credit Terms.  From the date hereof to the Closing, Seller shall cause the Company and each Subsidiary to continue to effect sales of its products and services only on the terms that have historically been offered by the Company or such Subsidiary or on such other terms as market conditions may dictate consistent with commercially reasonable practices.

5.10         Updating Schedules.  From time to time prior to the Closing, the Company and Seller shall supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that none of such supplements or amendments shall be deemed to modify, amend or supplement the representations and warranties of the Company and Seller or the Schedules hereto for any purposes of this Agreement.

5.11         Financial Statements.  Until the Closing, as soon as available, and in any event within 20 days after the end of each calendar month after March 31, 2010, the Company shall furnish to Buyer an unaudited consolidated balance sheet as of the last day of such month, and related consolidated statements of income, stockholders’ equity and cash flows of the Company and the Subsidiaries for such month, prepared in accordance with generally accepted accounting principles applied in the preparation of the Reviewed Financial Statements (except for the absence of notes to such financial statements and subject to normal year end adjustments and accruals required to be made in the ordinary course of business which are not expected to be materially adverse and are consistent with past practices).  Such monthly financial statements shall fairly present the consolidated financial position, results of operations and changes in financial position of the Company and the Subsidiaries as of the indicated dates and for the indicated periods and shall be accompanied by a certificate from the Company’s principal accounting officer stating that such financial statements are in compliance with generally accepted accounting principles as applied in the preparation of the Reviewed Financial Statements (except for the absence of notes to such monthly financial statements and subject to normal year end adjustments and accruals required to be made in the ordinary course of business which are not expected to be materially adverse and are consistent with past practices).

5.12         Interim Operations of the Company and the Subsidiaries.

(a)          From the date hereof to the Closing, Seller shall cause the Company and each Subsidiary to conduct its business only in the ordinary course consistent with past practices, and neither the Company nor any Subsidiary shall, unless Buyer gives its prior written approval:

(i)           amend or otherwise change its certificate or articles of incorporation or by-laws, as each such document is in effect on the date hereof;

(ii)          issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant or enter into any subscription, option, warrant, right, convertible security or other agreement or commitment of any character obligating the Company or any Subsidiary to issue securities;

(iii)         declare, set aside, make or pay any dividend or other distribution with respect to its capital stock;

(iv)         redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)          authorize any capital expenditures or sell, pledge, dispose of or encumber, or agree to sell, pledge, dispose of or encumber, any assets of the Company or any of the Subsidiaries except for sales of assets in the ordinary course of business;

(vi)         acquire (by merger, share exchange, consolidation, combination or acquisition of stock or assets) any corporation, limited liability company, partnership or other business organization or division thereof or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(vii)        incur any indebtedness for borrowed money (other than pursuant to credit, loan or other financing agreements, facilities or arrangements in effect on the date hereof and listed on Schedule 3.16), issue any debt securities or enter into or modify any contract, agreement, lease, commitment or arrangement with respect thereto;

(viii)       enter into any new material contract, agreement, lease or commitment, or amend or terminate any existing contract, agreement, lease or commitment;

(ix)         enter into, amend or terminate any employment or consulting agreement with any director, officer, consultant or key employee of the Company or any of the Subsidiaries, enter into, amend or terminate any employment agreement with any other Person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company or any of the Subsidiaries in effect on the date hereof;

(x)           enter into, extend or renew any lease for equipment, office space or other space;

(xi)         except as required by law, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer or employee of the Company or any of the Subsidiaries, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity;

(xii)         grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer or consultant of the Company or any of the Subsidiaries;

(xiii)        grant any increase in compensation to any other employee of the Company or any of the Subsidiaries except in the ordinary course of business consistent with past practice; or

(xiv)        change its accounting practices or principles.

(b)          From the date hereof to the Closing, Seller shall cause the Company and each Subsidiary to use its best efforts to preserve intact the business organization of the Company and each such Subsidiary, to keep available in all material respects the services of their present officers and key employees, to preserve intact their banking relationships and credit facilities, to preserve intact their relationships with their customers and vendors, to preserve the goodwill of those having business relationships with them, and to comply with all applicable laws.

5.13         Resignations of Directors.  Seller shall cause all directors and officers of the Company and the Subsidiaries (except for Phillip A. Lee, William H. Denmark and Evan D. Finch) to deliver their written resignations to Buyer, which resignations shall be effective at or before the Closing and shall be in form and substance satisfactory to Buyer.  Each such resignation shall state that neither the Company nor any Subsidiary is in any way indebted or obligated to the resigning party for termination pay, loans, advances or otherwise.

5.14         Licenses.  From the date hereof until the fifth (5th) anniversary of the Closing Date, Seller shall (a) keep active, and in good standing and in full force and effect, all licenses, certificates and permits held by Seller that relate or are beneficial to the business of the Company or any of the Subsidiaries, (b) comply in all material respects with the terms and conditions of all such licenses, certificates and permits, and (c) not violate or cause any violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof.

5.15         Audit Rights.  Buyer and the Company agree that, on reasonable notice during regular business hours, they will permit an independent certified public accountant or knowledgeable auditor, to have access to the Company’s records pertaining to the Gross Profit generated by the work reflected in the Closing WIP Schedule, and to audit and verify the accuracy of the information submitted by Buyer and the Company pursuant to this Agreement.  Such independent certified public accountant or knowledgeable auditor will report to Buyer, Seller and the Company its conclusions regarding the accuracy of submitted statements of Gross Profit and the underlying basis for the conclusions, and any information obtained from an audit will be kept confidential and used only for the purpose of determining the accuracy of such Gross Profit statements and for enforcing payment of amounts due and payable to Seller.  Only one such audit will be made in any one calendar quarter.  The costs of any such audit will be paid by Seller.
5.16.        The Company’s Line of Credit.  Until such time as Seller is no longer a guarantor of, or otherwise personally liable for, the indebtedness outstanding under the Company’s line of credit facility (which is currently provided by Wachovia Bank) (the “LOC Facility”), the Company shall not, and Buyer shall not permit the Company to, do any of the following unless Seller gives his prior written approval:  (a) make draws or other borrowings under the LOC Facility; (b) have outstanding indebtedness under the LOC Facility in excess of $750,000; or (c) use the Company’s life insurance policy on the life of Bobby L. Moore, Sr., for any purpose other than as collateral to secure the indebtedness outstanding under the LOC Facility.

ARTICLE 6

CONDITIONS TO CLOSING

6.1           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or written waiver by Buyer, of each of the following conditions:

(a)          The representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; Seller and the Company shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Seller and the Company at or prior to the Closing Date; and Buyer shall have received a certificate, dated as of the Closing Date, signed by Seller and the Chief Executive Officer of the Company to the foregoing effects;

(b)          No action or proceeding shall have been instituted or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof;

(c)          Buyer shall have received an opinion of Fee & Jeffries, P.A., counsel for the Company and Seller, dated as of the Closing Date, in the form attached hereto as Exhibit C;

(d)          Seller shall have executed and delivered to Buyer the Consulting Agreement (herein so called) in the form attached hereto as Exhibit D;

(e)          Seller shall have executed and delivered to Buyer the Non-Competition and Non-Solicitation Agreement (herein so called) in the form attached hereto as Exhibit E;

(f)           Prior to the Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any facility, property or equipment owned or used by the Company or any of its Subsidiaries; there shall have been no material adverse change in the financial condition, business, prospects, properties, results of operations, cash flow or capital expenditures of the Company or any of its Subsidiaries since March 31, 2010; and the business of the Company and each such Subsidiary shall have been conducted only in the ordinary course consistent with past practices;

(g)          Buyer shall have received the minute books and stock transfer records contemplated by Section 5.1 hereof and the resignations contemplated by Section 5.13 hereof;

(h)          All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained;

(i)           All necessary action (corporate or otherwise) shall have been taken by Seller and the Company to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Buyer shall have received a certificate, dated as of the Closing Date, of the Chief Executive Officer of the Company to the foregoing effect;

(j)           Buyer shall have received from Seller or his duly appointed agent and attorney-in-fact the stock certificate or certificates representing all of the Purchased Shares owned by Seller accompanied by stock powers duly executed in blank;

(k)          Buyer shall have acquired all of the Common Shares not owned by Seller on terms and conditions satisfactory to Buyer in its sole and absolute discretion;

(l)           All treasury stock of the Company shall have been cancelled;

(m)         The Company’s election to be taxed as an S corporation shall have been revoked;

(n)          Buyer shall have received a letter from CNA insurance Co., addressed to both the Company and Buyer, confirming that the Company’s performance bond shall remain in full force and effect following the Closing;

(o)          Each of Seller and the Company shall have executed and delivered each agreement, instrument and document required to be executed by such party in connection herewith; and

(p)          Seller and the Company shall have delivered to Buyer such good standing certificates, officers’ certificates and similar documents and certificates as counsel for Buyer shall have reasonably requested prior to the Closing Date.

The decision of Buyer to consummate the transactions contemplated by this Agreement without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of Seller’s and/or the Company’s representations, warranties, covenants or indemnities herein.

6.2          Conditions to Obligations of Seller and the Company.  The respective obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or written waiver by Seller and the Company, of each of the following conditions:

(a)          Buyer’s representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; all agreements to be performed hereunder by Buyer at or prior to the Closing Date shall have been performed in all material respects; and Seller and the Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Buyer to the foregoing effects;

(b)          Buyer shall have delivered to Seller $300,000 of the Cash Consideration, the Promissory Note and SSGI Shares;

(c)          All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained;

(d)          All necessary action (corporate or otherwise) shall have been taken by Buyer to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Seller shall have received a certificate, dated as of the Closing Date, of the Chief Executive Officer of Buyer to the foregoing effect;

(e)          Buyer shall have executed and delivered to Seller the Consulting Agreement in the form attached hereto as Exhibit D;

(f)           Buyer shall have executed and delivered to Seller the Registration Rights Agreement (herein so called) in the form attached hereto as Exhibit F;

(g)          Buyer shall have executed and delivered to Seller the Pledge Agreement (herein so called) in the form attached hereto as Exhibit B.

(h)          Buyer shall have executed and delivered each other agreement, instrument and document required to be executed by Buyer in connection herewith, including; and

(i)           Buyer shall have delivered to Seller such good standing certificates, officers’ certificates and similar documents and certificates as counsel for Seller shall have reasonably requested prior to the Closing Date.

ARTICLE 7

TERMINATION

7.1         Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing, if the party seeking to terminate is not then in material default or breach of this Agreement, as follows:

(a)          By the mutual written consent of Buyer and Seller;

(b)          By either Buyer or Seller if the Closing shall not have occurred on or before May 28, 2010;

(c)          By either Buyer or Seller if, prior to the Closing Date, in the case of Buyer, either Seller or the Company, or in the case of Seller, Buyer, is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen (15) days of the date of notice of default delivered by the party claiming such material default, provided that such terminating party shall not also be in material breach of this Agreement at the time such notice of default is delivered; or

(d)          By either Buyer or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

7.2          Effect of Termination.  If this Agreement is terminated pursuant to the provisions of Section 7.1, all further obligations of each party under this Agreement shall terminate without further liability of such party; provided, however, that such termination shall not constitute a waiver by any party of any claim it may have for specific performance or for damages caused by reason of a breach by any other party of a representation, warranty, covenant, or agreement contained herein; and provided further, that, anything herein to the contrary notwithstanding, the respective rights and obligations of the parties pursuant to Article 9 hereof shall survive the termination of this Agreement.

7.3          Waiver.  If any condition specified in Section 6.1 or Section 6.2 of Buyer, on the one hand, and Seller, on the other, has not been satisfied, each party, in addition to any other rights which may be available to he or it, shall have the right to waive any condition that is for his or its benefit and to require the other party to proceed with the Closing.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1           Survival of Representations, Warranties and Covenants.

(a)          Except as to (i) the representations and warranties contained in Article 4 (Additional Representations and Warranties of Seller), which shall survive the Closing and remain in effect indefinitely, and (ii) the representations and warranties contained in Section 3.18 (Taxes), which shall survive the Closing until the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or by any other Governmental Entity against the Company, the Subsidiaries or any of their respective properties, the representations and warranties of Seller and the Company contained in this Agreement shall terminate on the third (3rd) anniversary of the Closing Date.  Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for Losses (as defined in Section 8.2(a)) asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b)          Unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

8.2            General Indemnification.

(a)          Indemnification for Benefit of Buyer.  Seller shall indemnify Buyer and its affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of its rights hereunder) (collectively, “Losses”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:  (i) any breach of any representation or warranty of Seller or the Company under this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates or other instruments or documents furnished to Buyer by Seller or the Company pursuant to this Agreement; or (ii) any nonfulfillment or breach of any covenant or agreement of Seller or the Company under this Agreement or any of the Schedules and Exhibits attached hereto; provided, however, that Seller’s aggregate liability under clause (i) above (other than with respect to the representations and warranties contained in Section 3.1 (Capitalization; Other Rights to Acquire Capital Stock), Section 3.4 (Authorization and Effect of Agreement), Section 3.18 (Taxes) and Article 4 (Additional Representations and Warranties of Seller) shall in no event exceed the Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 8.2(a)) shall limit or restrict any of the Buyer Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit).

(b)          Indemnification for Benefit of Seller.  Buyer shall indemnify Seller and his affiliates, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Parties as and when incurred for any Losses which any Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any breach of any representation or warranty of Buyer under this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement or any of the Schedules and Exhibits attached hereto; or (iii) any action, demand, proceeding, investigation or claim by any third party (including any Governmental Entity) against or affecting Seller which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties or covenants of Buyer.

(c)          Manner of Payment.  Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Seller or Buyer, as the case may be, to an account designated by Buyer or Seller, as the case may be, within ten days after the determination thereof. Any such indemnification payments shall include interest at a rate of four percent (4%) per annum, calculated on the basis of the actual number of days elapsed over 365, from the date any such Loss is suffered or sustained to the date of payment.  However, any amounts due or payable to any of the Buyer Parties by Seller pursuant to Section 1.4 or this Section 8.2 shall (i) first be set-off against the principal amount of (and accrued interest under) the Promissory Note (this shall affect the amount of payment required under the Promissory Note in the same manner as if Buyer had made a permitted prepayment (without penalty or premium) thereunder), and (ii) then be effected by wire transfer of immediately available funds as provided above.  All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price set forth in Section 1.3 above.

(d)          Defense of Third Party Claims. Any party making a claim for indemnification under this Section 8.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled at any time to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder and furnish the Indemnitee with evidence which (in the sole judgment of the Indemnitee) is and will be sufficient to satisfy any such liability or obligation; and provided further, that:

(i)           the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii)          the Indemnitor shall not be entitled to assume control of such defense and (except under the circumstances described in clauses (B)  and (F) below) shall pay the reasonable fees and expenses of counsel retained by the Indemnitee (which counsel shall be reasonably acceptable to the Indemnitee and with it being agreed that Block & Garden, LLP shall be reasonably acceptable) if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the claim involves environmental matters in which case Buyer shall have sole control and management authority over the resolution of such claim, including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions; provided that Buyer shall keep Seller apprised of any major developments relating to any such environmental claim; (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (F) the Indemnitee reasonably believes that the Losses in respect of the claim could exceed the maximum amount of the Indemnitor’s remaining indemnity obligation under this Section 8.2; and

(iii)         if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(e)          Loss Calculations.  In calculating the amount of any Loss for which any Indemnitor is liable under this Article 8, there shall be taken into consideration (i) when and as received or incurred, the value of any actual federal or state income tax benefits and the cost of any actual federal or state income tax detriments as a result of the receipt of any indemnity payment, and (ii) the amount of any insurance recoveries the Indemnitor in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose, except to the extent such insurance recoveries have or are reasonably anticipated to result in future or retroactive premium increases.

(f)          Sole and Exclusive Remedy.  Except for the right to seek injunctive relief or specific performance in respect of or for any of the agreements contained herein, the remedies of the parties specifically provided for by this Article 8 shall be the sole and exclusive remedies of the parties for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement or in any document furnished or delivered pursuant hereto, (ii) the failure to perform any covenants, agreements or obligations contained in this Agreement or in any document furnished or delivered pursuant hereto, or (iii) any Loss relating to, resulting from or arising out of any transaction or matter relating in any manner whatsoever to this Agreement or to any document furnished or delivered pursuant hereto.

ARTICLE 9

MISCELLANEOUS

9.1         Collateral Agreements, Amendments and Waivers.  This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings and agreements, oral or written, relating to this transaction (including, without limitation, that certain Letter of Intent for the Proposed Purchase of 73.15% of the Common Stock of B & M Construction Co. Inc., dated April 26, 2010, executed by Buyer and Seller), and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

9.2         Successors and Assigns.  Neither the rights or obligations of Buyer, the Company nor Seller under this Agreement may be assigned without the prior written consent of the other parties hereto (except that Buyer may assign its rights and obligations to any affiliate thereof without the prior written consent of Seller or the Company; provided, however, that any such assignment shall not relieve Buyer from its obligations hereunder). Any assignment in violation of the foregoing shall be null and void.  Subject to the preceding sentences of this Section 9.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

9.3         Expenses.  Seller shall be solely responsible for the legal, accounting and other fees and expenses incurred by Seller and the Company, and Buyer shall be solely responsible for the legal, accounting and other fees and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement.

9.4         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

9.5         Information and Confidentiality.  Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur each such party shall return to the other parties hereto all such documents then in such receiving party’s possession without retaining copies; provided, however, that each party’s obligations under this Section 9.5 shall not apply to (a) any information or document required to be disclosed by law, or (b) any information or document in the public domain other than because of the wrongful actions of the disclosing party.  In addition, and without limiting the generality of the foregoing, the parties further agree that, from the date hereof and until the Closing Date, neither they nor any of their respective representatives shall disclose to any third party or publicly announce the proposed acquisition of the Purchased Shares or the existence or terms of this Agreement without the prior joint consent of Buyer and Seller, which such consent shall not be unreasonably withheld, conditioned or delayed.

9.6         Waiver.  No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

9.7         Notices.  Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party’s address as set forth below, (b) if sent by mail (which must be certified or registered mail, postage prepaid), when received or rejected by the relevant party at such party’s address indicated below, or (c) if sent by facsimile or email transmission, when confirmation of delivery is received by the sending party:

Buyer:	SSGI, Inc.
8120 Belvedere Road, Suite 4,
West Palm Beach, Florida 33411
Attn: Larry M. Glasscock
Fax: (561) 202-6216
larry.glasscock@att.net

With a copy to:	Block & Garden, LLP
5949 Sherry Lane
Suite 900
Dallas, Texas 75225
Attn: Warren W. Garden, Esq.
Fax: (214) 866-0991
garden@bgvllp.com

The Company:	B & M Construction Co., Inc.
3706 DMG Drive
Lakeland, Florida 33811
Attn: Bobby L. Moore, Jr.
Fax: (863) 647-3794
rusty.moore@bmconstruction.com

With a copy to:	Fee & Jeffries, P.A.
1227 N. Franklin Street

Tampa, Florida 33602
Attn: David M. Jeffries, Esq.
Fax: (813) 229-0046
djeffries@feejeffries.com

Seller:	Bobby L. Moore, Jr.
4215 S.B. Merrion Road
Lakeland, Florida 33810
Fax: (863) 647-3794
rusty.moore@bmconstruction.com

With a copy to:	Fee & Jeffries, P.A.
1227 N. Franklin Street
Tampa, Florida 33602
Attn: David M. Jeffries, Esq.
Fax: (813) 229-0046
djeffries@feejeffries.com

Each party may change its address for purposes of this Section 9.7 by proper notice to the other parties.

9.8         Specific Performance.  The parties recognize that if Seller refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury.  Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.  If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.  In the event of a default by Seller that results in the filing of a lawsuit for damages, specific performances, or other remedies, Buyer shall be entitled to reimbursement by Seller of reasonable legal fees and expenses incurred by Buyer.

9.9         Waiver of Certain Rights.  Seller hereby waives any rights of first refusal, preemptive rights or other rights of any nature whatsoever which the Company or Seller may have to purchase any of the Purchased Shares or other capital stock or equity securities of any nature of the Company.

9.10       Further Assurances.  At and from time to time after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby.

9.11       No Third-Party Beneficiaries.  Other than the Indemnitees not a party hereto and any lender of Buyer, no Person not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

9.12       Governing Law; Exclusive Jurisdiction and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE. Each of the Company, Buyer and Seller (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Palm Beach County, Florida, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he or it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

9.13       Remedies Not Exclusive.  Except to the extent expressly provided otherwise herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

9.14       Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

9.15       Titles and Headings.  Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.16        Certain Interpretive Matters and Definitions.

(a)         Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles, (iv) ”or” is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, and (viii) the terms “subsidiary“ and “affiliate“ have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(b)         No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(c)         The term “Material Adverse Effect” shall mean any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the business, assets, financial condition, prospects, financial projections, or results of operations of the Company or any Subsidiary, or (ii) on the ability of the Company or Seller to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

9.17       No Recourse.  Notwithstanding any of the terms or provisions of this Agreement, Seller agrees that neither he nor any Person acting on his behalf may assert any claims or causes of action against any officer or director of Buyer or any stockholder of Buyer in connection with or arising out of this Agreement or the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SSGI, INC.

By:	/s/ Larry M. Glasscock
Larry M. Glasscock, Chief Executive Officer

B & M CONSTRUCTION CO., INC.

By:	/s/ Bobby L. Moore, Jr.
Bobby L. Moore, Jr., Chief Executive Officer

/s/ Bobby L. Moore, Jr.
BOBBY L. MOORE, JR., individually